Exhibit 99.8

For further information contact: Randall H. Riley Vice President, Investor Relations PR@citizensinc.com
FOR IMMEDIATE RELEASE
CITIZENS, INC. REPORTS SECOND QUARTER RESULTS
Austin, Texas – August 6, 2009 – Citizens, Inc. (NYSE: CIA) reported net income of $7.1 million or $0.10 basic earnings per share of Class A common stock and $0.04 diluted earnings per share of Class A common stock for the six months ended June 30, 2009 compared to net income of $5.7 million or $0.11 per basic and diluted earnings per share of Class A common stock for the same period in 2008. For the three months ended June 30, 2009, the Company earned $2.7 million or $0.03 basic and diluted earnings per share of Class A common stock compared to $3.0 million or $0.06 basic and diluted earnings per share for the same period in 2008. The increase in net income is due primarily to an increase in life insurance premiums, realized gains on investments and the decrease in the fair value of the Company’s warrants. Total revenues increased to $90.1 million in the first half of 2009 compared to the same period of 2008 when revenues were $83.2 million, and increased to $45.4 million for the three months ended June 30, 2009 from $43.3 million for the same period in 2008.
Life Insurance: Total revenues from our Life Insurance segment increased to $58.3 million for the six months ended June 30, 2009 compared to $56.3 million for the six months ended June 30, 2008, and increased slightly to $29.9 million for the quarter ended June 30, 2009 from $29.6 million for the quarter ended June 30, 2008. Premium income was $49.8 million for the first half of 2009, a 3.8% increase over the same period of 2008 when premiums were $48.0 million. Premiums in the second quarter of 2009 increased to $25.7 million over $25.4 million in the second quarter of 2008. The increase resulted primarily from premium income relating to the acquisition of Integrity Capital Corporation. Net investment income decreased to $8.0 million from $8.2 million in the second quarter of 2009 as a result of significant call activity in the Company’s bond portfolio. Net investment income for the three months decreased from $4.1 million in 2008 to $3.7 million in 2009. Claims and surrenders increased to $20.2 million in first half of 2009 from $17.8 million for the same period of 2008 and increased to $10.5 million from $9.2 million for the three months ended June 30, 2009 and 2008, respectively. These amounts fluctuate from period to period but were within the Company’s normal range.
Home Service: Total revenues from our Home Service segment increased to $28.2 million compared to $26.1 million for the six months ended June 30, 2009 and 2008, and also increased in the three months ended June 30, 2009 to $14.4 million from $12.9 million during the same period in 2008.
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Premium income increased primarily due to the acquisition of Ozark National Life Insurance Company (ONLIC). Net investment income decreased 7.5% to $2.9 million for the three months ended June 30, 2009 compared to $3.1 million for the same period in 2008 due to the decline in interest rates on new securities purchased and an increase in call activity in the bond portfolio. However, net investment income increased to $6.3 million for the six months ended June 30, 2009 from $6.2 million in 2008, which included $240,000 from a lawsuit settlement related to an Enron bond recorded to investment income and stock dividend income of $223,000 related to the ONLIC portfolio in 2009. Claims and surrenders decreased to $4.4 million from $5.5 million for the three months ended June 30, 2009 compared to 2008, resulting from a decrease in death benefits and casualty claims.
Assets increased to $890.5 million at June 30, 2009, compared to $832.3 million at December 31, 2008. Stockholders’ equity also increased 10.8% from $171.5 million at December 31, 2008 to $190.1 million at June 30, 2009.
Citizens, Inc. will host a conference call to discuss its 2009 second quarter operating results at 10:00 a.m. Central Daylight Time on Friday, August 7, 2009, hosted by Rick D. Riley, Vice Chairman and President, Kay Osbourn, Chief Financial Officer and other members of the Citizens, Inc. management team. To participate, please dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin.
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company has strategic goals to achieve $1.0 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, by selling U.S. dollar denominated whole life cash value insurance policies worldwide, coupled with acquisitions of other U.S. life insurance companies. Citizens’ Class A common stock closed at $6.79 on August 6, 2009.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2008, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Premiums	$70,342	$67,874	36,115	35,204
Net investment income	14,320	14,944	6,578	7,480
Realized gains, net	1,821	16	1,520	—
Decrease (increase) in fair value of warrants	3,081	(191)	976	312
Other income	523	564	240	285

Total revenues	90,087	83,207	45,429	43,281

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	29,760	27,808	14,953	14,730
Increase in future policy benefit reserves	17,716	14,730	9,958	7,733
Policyholders’ dividends	2,915	2,954	1,453	1,577

Total insurance benefits paid or provided	50,391	45,492	26,364	24,040
Commissions	17,027	17,087	8,992	9,376
Other underwriting, acquisition and insurance expenses	15,117	13,931	7,808	7,020
Capitalization of deferred policy acquisition costs	(10,951)	(11,164)	(5,894)	(6,309)
Amortization of deferred policy acquisition costs	7,412	7,668	3,720	4,106
Amortization of cost of customer relationships acquired and other intangibles	1,684	1,479	818	715

Total benefits and expenses	80,680	74,493	41,808	38,948

Income before Federal income tax	9,407	8,714	3,621	4,333
Federal income tax expense	2,314	2,987	905	1,341

Net income	$7,093	$5,727	2,716	2,992

Net income applicable to common stock	$4,745	$4,716	1,546	2,493

Basic earnings per share of Class A common stock	$0.10	$0.11	0.03	0.06

Basic earnings per share of Class B common stock	$0.05	$0.05	0.02	0.03

Diluted earnings per share of Class A common stock	$0.04	$0.11	0.03	0.06

Diluted earnings per share of Class B common stock	$0.02	$0.05	0.02	0.03

Weighted average shares of Class A outstanding — basic and diluted	47,540	44,085	47,966	44,098

Book value per share	$3.96	$3.96	$3.96	$3.96

BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2009	2008
Total assets	$890,480	$832,276
Total invested assets	591,617	569,252
Stockholders’ equity	190,064	171,541

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